Exhibit 99.2

Crane Harbor Acquisition Corp. II Completes Upsized $345 Million Initial Public Offering

PHILADELPHIA, PA, December 17, 2025 (Globe Newswire) – Crane Harbor Acquisition Corp. II (NASDAQ:CRANU) (the “Company”) today announced the closing of its upsized initial public offering of 34,500,000 units, which includes 4,500,000 units issued pursuant to the exercise by the underwriters of their over-allotment option in full. The offering was priced at $10.00 per unit, resulting in gross proceeds of $345,000,000. Of the proceeds received from the consummation of the initial public offering (including the exercise of the over-allotment option) and a simultaneous private placement of units, $345,000,000 was placed in the Company’s trust account for the benefit of the Company’s public shareholders.

The Company’s units began trading on the Nasdaq Global Market (“Nasdaq”) on December 16, 2025 under the ticker symbol “CRANU.” Each unit consists of one Class A ordinary share of the Company and one right to receive one fifteenth (1/15) of a Class A ordinary share upon the consummation of the Company’s initial business combination. Once the securities constituting the units begin separate trading, the Class A ordinary shares and rights are expected to be listed on Nasdaq under the symbols “CRAN” and “CRANR,” respectively.

The Company is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company may pursue an acquisition opportunity in any business or industry or at any stage of its corporate evolution. The Company’s primary focus, however, will be to identify companies in the technology, real assets, and energy sectors. The Company’s management team is led by Jonathan Z. Cohen, its Executive Chairman of the Board of Directors, Edward E. Cohen, Vice Chairman, William Fradin, Chief Executive Officer, Tom Elliott, Chief Financial Officer, and Jeffrey Brotman, Chief Legal Officer and Chief Operating Officer.

Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC, acted as the lead book-running manager for the offering. JonesTrading Institutional Services LLC acted as joint book-runner. Stevens & Lee, P.C. served as legal counsel to the Company, and Kirkland & Ellis LLP served as legal counsel to the underwriters.

A registration statement relating to the securities was declared effective by the U.S. Securities and Exchange Commission on December 15, 2025. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Contact Information:

Crane Harbor Acquisition Corp. II
craneharbor@hepcollc.com